MONEY MARKET OBLIGATIONS TRUST
Exhibit 16.1

UNANIMOUS CONSENT OF TRUSTEES
The undersigned, being all of the Trustees of Money Market Obligations Trust (“Trust”), hereby consent, in accordance with the laws of the Commonwealth of Massachusetts and Article V of the Declaration of Trust, and Article V, Section 8, of the Bylaws of the Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees of the Trust:

RESOLVED,
that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Federated Short-Term U.S. Government Trust into Government Obligations Fund, each portfolios of the Trust.

WITNESS the due execution hereof this 12th day of November, 2009.

/s/ John F. Donahue John F. Donahue	/s/ Peter E. Madden Peter E. Madden
/s/ John T. Conroy, Jr. John T. Conroy, Jr.	/s/ Charles F. Mansfield, Jr. Charles F. Mansfield, Jr.
/s/ Nicholas P. Constantakis Nicholas P. Constantakis	/s/ R. James Nicholson R. James Nicholson
/s/ John F. Cunningham John F. Cunningham	/s/ Thomas M. O’Neill Thomas M. O’Neill
/s/ J. Christopher Donahue J. Christopher Donahue	/s/ John S. Walsh John S. Walsh
/s/ Maureen Lally-Green Maureen Lally-Green	/s/ James F. Will James F. Will